CryptoCake

Business Plan

Allocation Media Entertainment
3940 Laurel Canyon Blvd. #160
Studio City, CA 91604

www.allocationmedia.com

Table of Contents

Business Concept

CryptoCake™ is the world's first 24-hour LIVE streaming television channel devoted to cryptocurrency news owned by **Allocation Media Entertainment**("AME").

AME is a publicly-traded company, a division of Web Global Holdings, trading on the OTC as "WEBB." AME will produce and run the streaming channel.

CryptoCake will stream daily through Apple TV, Roku, Amazon Fire, YouTube and other OTT platforms, including on its mobile and web apps. **CryptoCake** has the quality reporting of a CNBC or Bloomberg Channel but with an edgy VICE-like tone. As the streaming audience grows, **CryptoCake** plans to move into more traditional satellite and cable TV markets such as DirectTV, Time Warner, Dish and Cox Cable. **CryptoCake** also aims to syndicate part of the show lineups to Netflix, Hulu along with other numerous foreign satellite and cable providers.

Problem: Cryptocoins need promotions and advertising since Facebook, Twitter, Google have turned away from readily accepting marketing dollars from these new crypto companies. In addition, for mass adoption of this new technology, the public needs to be educated on cryptocurrency and blockchain enable for cryptocurrencies to survive and grow.

Solution: **CryptoCake**, the first ever streaming channel for cryptos, will help champion the crypto and blockchain community to the mainstream by becoming the number one aggregator for the masses of digital currency news, information, and entertainment.

AME is seeking 6 million to develop and launch its CryptoCake OTT channel, mobile apps, website and the channel's 14 original shows. The question is not IF but WHEN will someone launch a channel like this!

Company Vision

The AME team wants **CryptoCake** to be THE first and most important source for current crypto news and info. **CryptoCake** wants to spread its "WEBB" to have this channel influence and connect viewers with cryptocoin companies, blockchain and other digital currency enterprise technologies and financially-associated industries for the benefit of their promotion, marketing and advertising.

CryptoCake is a powerful vehicle to do this especially since Facebook, Twitter and other social media companies have shied away from ads for cryptos on their systems. They might say that it's to cut down on fraud and illegal activity, but we believe that they see coin companies as a threat to their bottom line—especially if they are planning to come out with their own crypto-like-coins for their business.

Products & Services

(A) CryptoCake's FREE streaming app for OTT devices. Income will be generated by advertising revenue, sponsorship dollars, and product placement fees.

CryptoCake will streamcast live financial and business-related reality programming including pre-recorded talk shows, investigative reports, documentaries, infomercials, with worldwide cryptocurrency news reporting.

The channel will provide live news interspersed with recorded programs during the weekdays from 4 am until 7 pm, with weekend content as well. Off peak hours will feature repeated content.

A rolling ticker at the bottom of the screen will provide real-time updates on share prices for cryptocurrency stocks, coin values as well as crypto market indices, and breaking news.

"Content is King"

CryptoCake has **14 shows** ready to go with logos, formats and act breaks for commercial ad space. **CryptoCake** has outlines for documentary subject matter with cryptos, blockchain and various supporting digital currency tech to produce for viewers that want more in-dept discussion and education to be presented as documentaries on the channel. AME wants to test out these formats by shooting pilots and previews for the channel on YouTube to tailor content that is of interest to its target audience.

Show Summaries available upon request. (NDAs required)

(B) CryptoCake FREE mobile apps for viewers to stream content and get info on cryptocoins. The Mobile App Icon design with the two vertical lines (aka ***cifrão)*** in the "C" with the red "live recording" dot in the middle reps the channel's symbolism:

CryptoCake

(C) CryptoCake Website, CryptoCake.com will feature breaking Bitcoin and cryptocurrency news, banner ad selections, featured sponsorship paid stories, links, a subscription-based login service for more serious cryptocoin investors and product promotions.

(D) CryptoCake Online Analytics Subscriptions—paid personalized content accounts for viewers of the website and mobile apps specializing in geographically and interest-based cryptocoin info, news, and reporting. This subscription service will launch later in the year once the infrastructure has been built out and the archive of videos has matured to allow for additional interest in previous broadcast content.

(E) CryptoCake Archives Accounts—Paid access accounts to archived news and informational videos for educational institutions and research companies. This will launch after the first year or when we have put together the sales team to court potential institutional clients.

(F) CryptoCake Industry Data services—This service (code-named "**Crypto-IDs**") will provide serious investors, businesses with up-to-date financial, technical and personnel crypto company profiles that **CryptoCake** will maintain from our research department for analysis and discussion along with historical industry tracking. Think of this service as the *IMDb* of Cryptos! This info will also be subscription-based. This service will start after we have integrated this tracking system within the workflow and have built up a few months' worth of information.

(G) CryptoCake Audience Data Reports (ADR)—This information will be available to coin companies, and for banks, financial services companies willing to pay a fee for this anonymous data report. (Those companies with ad contracts with **CryptoCake** will be allowed to access this free.)

(H) CryptoCake Publishing—The company will utilize its information gathering to produce eBooks and literature for education and enjoyment for both literate and non-literate crypto customers. These products will be launched later in the year after more research and budgeting is done. **CryptoCake** will seek out authors to publish and promote through its channel. These properties will also be sold through Amazon.com & other online channels.

(I) CryptoCake Live Events—The company would like to host and organize cryptocurrency events around the country to bring sponsor-companies together with crypto-traders and prospective investors. The cost to hold these events would be paid through sponsor registrations and advertising and allow **CryptoCake** to promote itself throughout communities and garner goodwill and free publicity for the channel. **CryptoCake** would take 20% fee off the top. (These events would be orchestrated after several years of steady growth for the channel business.)

(J) CryptoCake Merchandise – Crypto-related cool swag stuff that will be sold on the website store.

AME has the competitive advantage of being First-to-Market with **CryptoCake** as a daily content service offering ORIGINAL streaming news and info 24/7. What follows is a pricing and income plan for generating revenue for the channel.

How We Will Make Money

Streaming Ad Sales Revenue:

CryptoCake will accept cryptocurrencies for the Premier Sponsors and the Channel Advocates to advertise cryptos on our channel, these donations will be immediately converted to dollars. (Why not represent the industry by utilizing their key product?) The sponsorship packages are as follows:

Channel Advocate monthly rate is $50,000 for 30-sec commercial ad fees playing 7 times daily. AME will seek out 50 crypto companies per month to sign up. **Projected Annual Revenue: $30,000,000**

Our **Premier Sponsor** package is available to 5 cryptocoin sponsors for a subscription of $1 million each, annually, for commercial ad-assigned blocks, in show featured ad shout outs, web and mobile platform marketing ads.
Projected Annual Revenue: $5,000,000

Traditional Commercial Product Placement:
Our minimum package deal is $100,000 for brand integrations throughout the channel. A minimum 1-year commitment is required. AME aims to sign around 20 in-show product placements within programs throughout programming for the week. **Projected Annual Revenue: $2,000,000**

Premier Product Placements with exclusive in-show presentations will go for $250,000 and run daily and be prominently featured. AME hopes to place 4-5 of these Premier Product Placements annually throughout its ecosphere of platforms.
Projected Annual Revenue: $1,250,000

Sponsor Web Stories – CryptoCake.com:
Average industry cost for a sponsored news story on a crypto site is $5,000.[1] AME plans on having a few stories a month but not as many that will give the appearance we are just sponsored news. For now, we estimated 25 paid stories each month.
Projected Annual Revenue: $1,500,000

[1] https://www.coindesk.com/advertising/

CryptoCake Industry Data Accounts:

These are web-based, subscriber accounts to the **CryptoCake** database of cryptocoins and companies. This is the IMDb of cryptocoins. We started with 400 accounts for the sixth month (when we project to launch this feature) with a 4% monthly growth rate.

Projected Annual Revenue: $190,000

VOD Sales (Domestic):

We chose 12,000 units as a beginning number based upon having one video for download after the fourth month of broadcast. These titles will be any documentary or program on cryptocurrency or blockchain tech. We would promote this as an excellent beginner's primer for crypto currency. A 1% monthly increase was factored in for the total annual sales projection. We would also like to sell on iTunes and Amazon.

Projected Annual Revenue: $270,000

Mobile Ad Sales:

AME took an average PPC (Pay Per Click) rate of .60 cents between banners, interstitials, videos and started with 48,000 clicks with a gradual 3% monthly increase to start.

Projected Annual Revenue: $397,000

CryptoCake Online Analytics Subscriptions:

These paid website accounts will be charged monthly with a Fee of: $19.99. We started with a small amount of 1000 members and graduated with a 4% monthly increase. These figures are most probably undervalued.

Projected Annual Revenue: $132,000

CryptoCake Archives Accounts:

Tentative rates for monthly plans are set at $199. These accounts will be promoted to universities, education centers. We also have low-balled this section at started at 25 accounts per month with a 4% increase throughout the year.

Projected Annual Revenue: $75,000

CryptoCake Publishing:

This division will be launched later in the year with a beginner's book on cryptocoin technology and will be promoted to older and less experienced viewers. Priced at $4.99 per download, we conservatively feel that we can sell 500 units for the year or more.

Projected Annual Revenue: $2,500

Total Estimated Annual Gross Sales: $40,816,500

- **The Data we will collect on cryptocoins and anonymous user metrics will be turned into dollars and profit with our business model, products and services.**

Legal

AME has pending **first-in-line** trademark approvals for the wordmark: "CryptoCake" in the important categories of 41 (Ser. No. 88046961) and 9 (Ser. No. 88046951), Media Services – streaming and broadcasting, and downloadable app software, respectively.

AME owns all copyright to **CryptoCake's** Intellectual Property with show content, names, logos and reporting content produced on the channel.

AME owns the domain rights to CryptoCake.com

AME has filed for the term of **CryptoCake** with all the major OTT and mobile app platforms.

Audience Demos & Customer Bases

CryptoCake's Target Audience (A1) are early-adopter young male American investors: These are the cord-cutters, decentralized disrupters, technologically savvy investors.


WHO USES BITCOIN?
AGE 25-34
39% of users are young adults
MALE
Over 90% identify as Male
NON-RELIGIOUS
61% of Bitcoin users do not consider themselves to be actively religious
MARRIED
56% of users are either married or in a relationship
LIBERTARIAN
37% consider themselves Libertarian, or anarcho-capitalist
AMERICAN
53% are from either North or South America
$50-100k
23.9% have a yearly household income of $50 - 100k per year
EMPLOYED
Over 43% have full-time employment
GENEROUS
77% spend coins as gifts, donations, and for purchasing legal goods
SOURCES:
HolyTransaction

CryptoCake's Target Audience (A2) are older Gen Xers and baby boomers whom watch traditional network programming, are not as mobile-adept but enjoy

subscribing to premium content and want to learn more about crypto technology and investing.

The below graph (and following data results) are from a cryptocoin survey conducted on Reddit last year (2017).[2]

Majority are Men. Men-centric programming and advertising will sell on this channel. We will work towards growing more female viewers with content specific interests and promotions—a great opportunity for increased sales.



What gender are you?
Female
4.5%
Male
94.8%

This class of customer is looking long-term to build out their career and their investment plans. They are looking for grow capabilities in both after post-graduation and would welcome education and resources they can deploy to increase the earning value of their dollar.

[2] https://www.investinblockchain.com/reddit-cryptocurrency-survey/


How old are you?
Frequency
100
75
50
25
0
2
28
80
91
55
32
18
12
8
5
15 years or younger
16-20
21-25
26-30
31-35
36-40
41-45
46-50
51-55
56 years or older


What is your highest level of education?
Frequency
150
100
50
0
139
67
60
48
17
University Degree
High School or lower
Master's Degree
Currently Studying at Uni
PhD/Doctorate

Crypto Investors are highly educated. They understand the tech. They know what they want. Producing good quality programming, with investigative writing will appeal to them.


What is your occupation?
Frequency
250
200
150
100
50
0
212
75
19
13
8
3
1
Non-blockchain job
Student
Live off money from crypto
Blockchain related job
Unemployed
Retired
Volunter work

Some investors are actually living off of and depending on cryptocoins for their livelihood. For them this isn't a fad but a way of life. CryptoCake will treat the content seriously with the perspective that it will help to maintain viewer's livelihood.


How much money have you invested in crypto?
Frequency
100
75
50
25
0
1
28
49
61
92
44
17
5

Our viewers invest anywhere from $5,000 to $20,000 in cryptos.


Are you into cryptocurrencies for ideological reason? If so, which ones?
% of participants who are in crypto for each ideological reason
100.00%
75.00%
50.00%
25.00%
0.00%
77.20%
50.50%
41.60%
35.10%
17.80%
9.30%
Decentralising currency
Non-inflationary currency
Anonymity
Banking for the poor
Not in it for ideaology
Other

Main viewers have an altruistic nature about their crypto business and are not solely engaged in profit-generation. Understanding this, CryptoCake can produce content that will provide information and education that can also help to win awards with reporting and journalism brings credibility and accounting to the industry as a whole which will help increase ad revenue by coin cos that want to be featured on the streaming site.


What year did you get into cryptocurrencies?
Frequency
125
100
75
50
25
0
4
3
21
23
84
25
23
23
125
2009
2010
2011
2012
2013
2014
2015
2016
2017

The market is exploding in investor activity and is another reason why there needs to be a channel devoted to this technology right now.


Count of Would you consider yourself a day trader, trader or HODLer?
Trader
23.9%
Day trader
5.5%
HODLer
70.6%

An overwhelming majority of early adopters have made their money in the crypto market. These profiteers will no doubt want to continue in their learning and success by watching their investments grow larger by streaming our channel for news and info.


How well do you understand Blockchain technology?
327 responses
100
80
60
40
20
0
1 (0.3%)
44 (13.5%)
56 (17.1%)
86 (26.3%)
63 (19.3%)
13 (4%)
1
2
3
4
5
6
7
8
9
10
What's a blockchain?
I could teach a comprehensive university paper about blockchain tech

Most viewers will know and understand the tech and terminology that we will report on. We have an advantage here to help educate the other segments and in doing so create trust and loyalty with them by our concise writing, honest reporting and in-depth analysis.


How often do you check the price of your cryptocurrencies?
150
100
50
0
Responses
More than 10 times per day
3-10 times per day
1-2 times per day
A few times per week
A few times per month

This chart is perhaps one of the best reasons why there needs to be a daily news media channel: crypto-investors want to know DAILY the deals and rates to their coins. This is vital for any news organization to know that daily news is very vital and engaging for viewers.

CryptoCake's secondary customer base will be Cryptocoin companies that want to invest in promotion, publicity and exposure to consumers enable to grow their business.

CryptoCake's tertiary customer base will be tradition investment banks, and financial services sectors whom will want to advertise and promote their traditional centralized products to younger audiences.

CryptoCake's fourth customer base will be educational institutions and business schools that will want to have access our **CryptoCake** Database of Instructional videos and reviews for teachers and students.

Industry & Market

As a media outlet we will fill a much-needed niche market right now for the large demand of info about crypto currencies. There is no full-time, LIVE streaming cryptochannel in existence. **CryptoCake** will present news and info about cryptocoin companies and technology companies enable to provide credibility, news reporting and promotions for the industry.

The demand for Cryptocurrency news is at an all-time high according to Google trends, although it recently has dipped, there continues growth going on:



Interest over time

YouTube Technical Analysis influencers, and coin news reporting sites are main shows and info on the net. NO ONE IS DOING A 24/7 STREAMING CHANNEL FOR CRYPTOS! Reliable Sources or Fake News? Many current coin news reporting sites are nothing more than paid content producers with a business model to get people to buy coins. Here are a few popular sites:[3]

*- **Coindesk** (http://www.coindesk.com/ - link) – An absolute must – articles on ANYTHING crypto posted daily, as well as helpful tips on pretty much anything, mining, investing, trading, etc.*

*- **News Bitcoin** (https://news.bitcoin.com/) - Arguably the largest crypto news site on the internet*

[3] (Source: https://cryptovest.com/news/cryptocurrency-news-demand-at-all-time-high-according-to-google-trends/)

*- **Cointelegraph** (https://cointelegraph.com/) - Probably News Bitcoins biggest competitor, same style of news, includes basically everything*

*- **Bitcoin Warrior** (https://bitcoinwarrior.net/) - More of a blog site for analysis*

*- **News BTC** (http://www.newsbtc.com/) - Technical analysis and forecasts for Bitcoin and altcoins*

*- **Reddit** – There is more cryptocurrency talk here than probably anywhere else on the internet, just do a simple search and find a good subreddit and you're set*

*- **Twitter** – Tons of great crypto traders, enthusiasts and news sources to follow, but also a lot of "fluff" and promoting, just be careful who you take advice from*

*- **Instagram** – There have been a few pages that have popped up here and their for news, but there is also a lot of scammy style pages, one that is up to date with news and is reputable would be @CoinCoachMedia*

CoinDesk, BitcoinTalk and Reddit are best sources for news and related to cryptocurrecnies.

You can use CoinMarketCap if you want to track rates of cryptocurrencies.

- **CryptoCake** fills the void where demand and interest are high.

CryptoCake will run on OTT – Over-the-Top Platforms: Roku, Amazon Fire TV, Hulu, Apple TV. Our first launch will be on YouTube with previews of the shows and some live air broadcasts in order to test out our company's shows and their formats. The full scale launch will first be on Roku, the OTT platform with largest market share:


TV Streaming Boxes/Sticks: Penetration of U.S. Wi-Fi Households
16%
14%
8%
6%
Roku
amazon fireTV
chromecast
TV
comScore
Source: comScore Connected Home, U.S., April 2017

A Pyramid Research report expects paid OTT revenue in emerging markets will triple in size from $1.9 billion to $6 billion in 2019. SVOD services are expected to grow to 6.4% by the end of 2019, thereby increasing the user base from 19.4 million to 102.7 million. Pay-TV premiums are losing ground to SVOD sites like Netflix, Hulu Plus and Amazon.[4]

- **CryptoCake** will have an extensive social media campaign to promote the channel and attract viewership.

Competition: Cheddar.com

AME has identified **Cheddar.com** as its main competitor. Launched in 2016 by former BuzzFeed president Jon Steinberg, this online video network is self-described as the "CNBC for Millennials" and broadcasts from the NYSE.

[4] (https://cleeng.com/blog/how-to-sell-video-subscription/)


NYSE
NYSE
cheddar
hp

Also identified as the "Post-Cable Network" yet sharing the same floor space as traditional CNBC.

Initially this subscription-based service available on OTT and other platforms (Sling, Amazon, Vimeo, Twitter, Xumo, Pluto TV) was priced at $6.99 a month but has since dropped to $2.99 (or $29.99 a year). Millennials are not into paying for institutional fees and prefer decentralized methods of communication and commerce as example with such apps as private videos via Snapchat, or sending instant money without fees via Venmo etc. **CryptoCake** will be different by being FREE to download and view the live stream. Furthermore, the "Post-cable Network" has a rather traditional cable feel about its programming. However, they are not doing much live programs and taking a few hours of live content and repackaging them throughout the day as clips. In their company-produced survey they claim that the key industry of interest to millennials is tech:


A FOCUS ON THE CONTENT THEY WANT
TECH, MEDIA, CONSUMER
Please select the business stories that interest you (select all that apply):
148
109
93
59
57
56
88
Tech Companies (i.e. Google, Facebook, Disney)
Media Companies (i.e. Disney)
Consumer Companies (i.e. Gopro, Chipotle, Tesla)
Economic Policy (i.e. Interest Rates)
Commodities (oil, gas)
Industrial Companies (i.e. autos, manufacturing)
None of the above
Survata Survey: N300, Aged 18-34

Cheddar Viewer Interest Data

Tech is highest-rated followed by media companies. Whereas Cheddar will cover a wider spectrum of topics, **CryptoCake** will stay niche and build on that programming enable to serve more viewers in other demographics other than just millennials. Recent market trends in programming indicate that niche programming will grow as entertainment and broadcasting continues to get more fragmented with streaming platforms and the way that content is now distributed.

Cheddar has more than 85 full time employees, and they initially raised $32 million in venture capital with annual revenue of $10 million. They have garnered 148 million views across all their platforms.[5]

[5] https://nordic.businessinsider.com/cheddar-tv-network-plans-uk-studio-2017-9


Welcome to Cheddar
We are a live and on demand video news network focused on covering the most innovative products, technologies, and services transforming our lives. The network covers this news through the lens of the companies and executives driving these changes.
Watch Live
Search and Options
Latest Clips

Cheddar's OTT channel landing page


@Sprint

The crowded Product Placement desk for Cheddar.

Cheddar launched in March of 2018 a 30-min weekly cryptocurrency trading show named "Crypto Craze."[6]

> ***"The 'Crypto Craze' is real and it's here to stay," said Jon Steinberg, founder and CEO of Cheddar. "Cheddar's new show will give viewers real-time metrics with in-depth analysis of cryptocurrency, blockchain technology, regulation and initial coin offerings. It won't be the old guard telling you about a phenomenon they don't understand. The 'Crypto Craze' cuts through the noise and tells you what matters in the world of cryptocurrency."***

No doubt as the industry develops there will be more programs on Cheddar's channel devoted to cryptocoin info and news items, especially considering that Cheddar is gearing their investment discussions towards this subject matter.

As far as traditional cable business news industry is concerned their viewership is below what Cheddar's is: CNBC has 324,000 daily viewers, Bloomberg 138,000 viewers, Fox Business has 107,000 in daily viewers. Viceland, another channel that **CryptoCake** wants to emulate, has an underreported 104,000 daily viewers.

CryptoCake will strive to grow a base of 2-4 million viewers to start out. This would be across all platforms. Currently CryptoCake has 1.8 million subscribers on its YouTube channel. Eventually we would like to grow to 16 million viewers. We will provide the most live content for cryptocurrency news and information. We believe that we can improve upon what Cheddar is doing, provide more live programming, and fill a more important role of also servicing other age groups and demographics that Cheddar is ignoring. Our different platform products will be designed to reach these demos in specific ways to increase our subscription sales and revenue. Also, **CryptoCake** channel bests Cheddar in being **FREE** for viewers!

---

[6] https://news.cheddar.com/cheddar-launches-new-cryptocurrency-trading-show-crypto-craze-sponsored-by-tradestation-749a21aa3cb0

- **AME is asking for less money than Cheddar's startup and projects that CryptoCake will earn double the annual revenues to Cheddar.**

Operational Plan

CryptoCake is headquartered in Los Angeles, California and will maintain a 24/7 operation of television production, distribution and creation for all their content within a 9,000 SF warehouse location. Think of the aesthetic feel of a Vice-like show but the structure, content and organization of a CNBC operation.


CryptoTV NEWS
CryptoTV

Concept for CryptoCake News Room Studio

The featured area is a newsroom on camera with segment producers, tech journalists, editors and reporters working on stories organized in rows of news desks in the center of this open courtyard while reporters give live updates on crypto news in the foreground of a news studio set framed around glass walls to contain sound with the key feature of the **CryptoCake** icon of the "C" with a red ball in the middle modeling as the anchor's desk.

Staff offices for the executives will be around the perimeter of this court along with editorial, conference rooms, and smaller studios for pre-recorded shows to use.

Infrastructure will need to be purchases such as computers and furniture for production of the journalism writing, publishing and of the original shows. Production equipment for studio live shooting as well as editing, lighting, digital storage, a lunchroom, IT and streaming technology will need to be purchased.

AME will require a nondescript warehouse location where we can produce awesome content but keep a low-key presence so that we maintain our creative and important workflow secured with a perimeter of gates or fencing and contain a large amount of parking area for a staff of full-time employees.

- **The costs for construction and creation of this working studio and total setup cost will be paid back within eight months of operation.**

Management and Org

Founding Partners **Steve Slome** and **Lee M Zuckerman** will oversee the corporate management, supervision, development, marketing, advertising, viewership growth and business development for **CryptoCake**.

Steve Slome – Executive Producer / Founder & CEO
An experienced content producer and creator of various television formats that span across the globe. Steve's shows have been optioned and sold to cable, broadcast and content outlets such as Fox, Sony/Crackle and CMT. Such titles

include *Texas Women* and *Growing Up X*. Steve is formerly affiliated with Unified Pictures and Phaedra Cinema where he helped distribute, produce and finance such features films as *Noah's Ark*, *Bob Funk*, and *J-23*. However his greatest production consists of his wife Rebecca, daughter Zoey and youngest son Jonah.

Lee M Zuckerman – Executive Producer / Founder & COO
Lee has over 20 years' independent film, television and commercial experience in the entertainment industry. Lee's corporate clients have included YouTube Next Labs, Google, "*American Idol*", AOL, Shoot LA Film, and Sony Crackle. Lee has also worked for Warner Brothers Archives and for agents at Paradigm, and CAA. Lee graduated from the prestigious USC School of Film and Television where he was also a news reporter and film critic for the *Daily Trojan* newspaper.

The partners are both lead Directors of the Board. They will seek advisors with experience in cryptocurrency tech, business development, broadcasting, legal affairs to join the Board to help manage the ethical, technical and structural nature to the programming and reporting for this broadcasting organization. Experts from universities, tech entrepreneurs, crypto bloggers and TAs will be consulted for the channel and promoted by being guest speakers for the programs.

CryptoCake will have an **Editor-in-Chief** overseeing the daily journalism production side for the show content and live news reports. They will also oversee the publishing of news articles for the website and mobile apps.

A **Head of Production** will oversee the technical aspects with the show creation and management of the technical team of camera personnel, editors, gaffers and grips, as well as sound and hair and makeup.

Teams of approximately 3 people per show will work together on the 14 original shows that will run on the channel. They will consist of a **Producer**, **Writer/Researcher** and a **Reporter/Personality** that will write the shows daily. The content of which will be repurposed as written articles for the website.

A **Legal Rights and Clearances team** will support the production side with protection of IP, copyrights, and errors and omissions, monitoring the reporting aspect of the channel with aim to prevent litigation.

A **Sales and Marketing team** will liaison with crypto companies for sponsorship revenue, and promotion of the brand with media and corporations.

AME will have a **security personnel** for monitoring the safety of staff.

AME will have a **cyber security member** to oversee protection of the company's computers and data loss prevention.

Launch Schedule


CryptoCake Launch Schedule (Months)
Studio Build
4
Website
2
Mobile Apps
3
OTT App
4
Trademark
3

The tentative launch date would be sometime in **March 2019** if the required investment money was secured today.

- **Time is of the essence! There is a lot of heat with this streaming Crypto channel idea and other companies have expressed interest in doing this type of channel. Now is when we need to start enable to have advantage of first to market!**

AME will do a soft launch on YouTube with a one hour live show daily with previews of the coming shows. A full launch on Roku, mobile apps and website to occur simultaneous and other OTT streaming apps will be added one each month following initial launch.

TENTATIVE PROJECT DATES:

September 2018 – Shoot pilots and sizzle trailer for marketing of the OTT channel

January 2019 – Soft launch on YouTube with show previews and some live content.

February 2019 – Launch the OTT channel

FUNDING PHASES:

I: $6 million to do design, build out, and development of shows and channel

II: $6 million additional to fully launch channel with studio, equipment, personnel, IT and infrastructure for full year.

The Financial Plan

Startup Expenses

Buildings/real estate	505,000
Capital equipment	1,080,000
Location/administration expenses	2,282,500
Advertising/promotional expenses	256,000
Production expenses	1,500,000
Contingency fund	211,000
Total Startup Expenses	**$ 5,834,500**

Twelve Month Sales Forecast
CryptoCake

Fiscal Year Begins Jan-19

12-month Sales Forecast

	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19	Aug-19	Sep-19	Oct-19	Nov-19	Dec-19	Annual Totals
OTT Channel Advocate Ad Sales	50	50	50	50	50	50	50	50	50	50	50	50	600
Sale price @ unit	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000	50,000	
Cat 1 TOTAL	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	2,500,000	30,000,000
Digital Ad Partner Sales	5	5	5	5	5	5	5	5	5	5	5	5	60
Sale price @ unit	83,500	83,500	83,500	83,500	83,500	83,500	83,500	83,500	83,500	83,500	83,500	83,500	
Cat 2 TOTAL	417,500	417,500	417,500	417,500	417,500	417,500	417,500	417,500	417,500	417,500	417,500	417,500	5,010,000
Sponsored Web Stories	0	0	25	25	25	25	25	25	25	25	25	25	250
Sale price @ unit	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	
Cat 3 TOTAL	0	0	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000	1,250,000
Mobile Platform Banner Ads (clicks)	48000	48000	49440	50922	52451	54024	55645	57315	59034	60805	62629	64508	662774
Sale price @ unit	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	0.60	
Cat 4 TOTAL	28,800	28,800	29,664	30,553	31,471	32,415	33,387	34,389	35,420	36,483	37,577	38,705	397,665
Channel Product Placement	20	20	20	20	20	20	20	20	20	20	20	20	240
Sale price @ unit	8,400	8,400	8,400	8,400	8,400	8,400	8,400	8,400	8,400	8,400	8,400	8,400	
Cat 5 TOTAL	168,000	168,000	168,000	168,000	168,000	168,000	168,000	168,000	168,000	168,000	168,000	168,000	2,016,000
Premier Product Placement	5	0	0	0	0	0	0	0	0	0	0	0	5
Sale price @ unit	250,000	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	
Cat 6 TOTAL	1,250,000	0	0	0	0	0	0	0	0	0	0	0	1,250,000
VOD Sales - Domestic	0	0	0	0	12000	13200	14520	15972	17569	19326	21259	23385	137,231
Sale price @ unit		1.99	1.99	1.99	1.99	1.99	1.99	1.99	1.99	1.99	1.99	1.99	
Cat 7 TOTAL	0	0	0	0	23,880	26,268	28,895	31,784	34,963	38,459	42,305	46,535	273,089
Analytics Subscription Accounts	0	0	0	0	0	0	1000	1040	1082	1125	1170	1217	6633
Sale price @ unit	19.99	19.99	19.99	19.99	19.99	19.99	19.99	19.99	19.99	19.99	19.99	19.99	
Cat 8 TOTAL	0	0	0	0	0	0	19,990	20,790	21,621	22,486	23,385	24,322	132,593
CryptoCake Industry Data Accounts	0	0	0	0	0	400	560	784	1098	1537	2151	3012	9541
Sale price @ unit	20	20.00	20.00	20.00	20.00	20.00	20.00	20.00	20.00	20.00	20.00	20.00	
Cat 9 TOTAL	0	0	0	0	0	8,000	11,200	15,680	21,952	30,733	43,026	60,236	190,827
Archives Accounts (Educational)	25	26	27	28	29	30	32	33	34	36	37	38	376
Sale price @ unit	200	200	200	200	200	200	200	200	200	200	200	200	
Cat 10 TOTAL	5,000	5,200	5,408	5,624	5,849	6,083	6,327	6,580	6,843	7,117	7,401	7,697	75,129
CryptoCake Publishing	0	0	0	0	0	0	0	0	0	0	0	500	500
Sale price @ unit	0	0	5	5	5	5	5	5	5	5	5	5	
Cat 11 TOTAL			0	0	0	0	0	0	0	0	0	2,500	2,500
Monthly totals: All Categories	4,384,300	3,119,500	3,245,572	3,246,678	3,271,700	3,283,266	3,310,298	3,319,722	3,331,298	3,346,777	3,364,196	3,390,496	40,592,802

Income Statement - 12 Months													
Period Starting:	**Month 1**	**Month 2**	**Month 3**	**Month 4**	**Month 5**	**Month 6**	**Month 7**	**Month 8**	**Month 9**	**Month 10**	**Month 11**	**Month 12**	**Totals**
Sales													
Sales	4,364,300	3,119,500	3,245,572	3,246,678	3,271,700	3,283,266	3,310,298	3,319,722	3,331,289	3,345,777	3,364,195	3,390,495	**40,592,802**
Other													**0**
Total Sales	**4,364,300**	**3,119,500**	**3,245,572**	**3,246,678**	**3,271,700**	**3,283,266**	**3,310,298**	**3,319,722**	**3,331,289**	**3,345,777**	**3,364,195**	**3,390,495**	**40,592,802**
Less Cost of Goods Sold													
Materials													**0**
Labor													**0**
Overhead													**0**
Other													**0**
Total Cost of Goods Sold	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**
Gross Profit	4,364,300	3,119,500	3,245,572	3,246,678	3,271,700	3,283,266	3,310,298	3,319,722	3,331,289	3,345,777	3,364,195	3,390,495	40,592,802
Production Operating Expenses													
Salaries and wages	941,666	941,666	941,666	941,666	941,666	941,666	941,666	941,666	941,666	941,666	941,666	941,666	**11,299,992**
Employee benefits	88,516	88,516	88,516	88,516	88,516	88,516	88,516	88,516	88,516	88,516	88,516	88,516	**1,062,192**
Payroll taxes	75,333	75,333	75,333	75,333	75,333	75,333	75,333	75,333	75,333	75,333	75,333	75,333	**903,996**
Rent	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	**125,796**
Utilities	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	**28,800**
Repairs and maintenance	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	**12,000**
Insurance	800	800	800	800	800	800	800	800	800	800	800	800	**9,600**
Travel	700	700	700	700	700	700	700	700	700	700	700	700	**8,400**
Telephone & Internet	900	900	900	900	900	900	900	900	900	900	900	900	**10,800**
Postage													
Office supplies	400	400	400	400	400	400	400	400	400	400	400	400	**4,800**
Advertising	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	**120,000**
Marketing/promotion	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	**120,000**
Professional fees	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	**24,000**
Training and development													
Bank charges	75	75	75	75	75	75	75	75	75	75	75	75	**900**
Depreciation													**0**
Miscellaneous	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	**24,000**
Other	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	3,000	**36,000**
Total Operating Expenses	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**1,149,273**	**13,791,276**
Operating Income	3,215,027	1,970,227	2,096,299	2,097,405	2,122,427	2,133,993	2,161,025	2,170,449	2,182,016	2,196,504	2,214,922	2,241,222	26,801,526
Interest income (expense)													**0**
Other income (expense)													**0**
Total Nonoperating Income (Expense)	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**
Income (Loss) Before Taxes	3,215,027	1,970,227	2,096,299	2,097,405	2,122,427	2,133,993	2,161,025	2,170,449	2,182,016	2,196,504	2,214,922	2,241,222	26,801,526
Income Taxes	675,156	460,956	440,223	440,455	445,710	448,139	453,815	455,794	458,125	461,266	465,134	470,657	**5,675,539**
Net Income (Loss)	2,539,871	1,509,271	1,656,076	1,656,950	1,676,717	1,685,854	1,707,210	1,714,655	1,723,891	1,735,238	1,749,788	1,770,565	21,125,997
Cumulative Net Income (Loss)	2,539,871	4,049,142	5,705,219	7,362,168	9,038,886	10,724,740	12,431,950	14,146,605	15,870,405	17,605,643	19,355,432	21,125,997	21,125,997

Cash Flow Forecast - 12 Months														
Month:	**Pre-Start**	**1**	**2**	**3**	**4**	**5**	**6**	**7**	**8**	**9**	**10**	**11**	**12**	**Totals**
Receipts														
Cash sales		4,364,300	3,119,500	3,245,572	3,246,678	3,271,700	3,283,266	3,310,298	3,319,722	3,331,299	3,345,777	3,364,195	3,390,495	40,592,802
Collections from credit sales														0
New equity inflow	211,000													211,000
Loans received														0
Other														0
Total Receipts	137,200	4,364,300	3,119,500	3,245,572	3,246,678	3,271,700	3,283,266	3,310,298	3,319,722	3,331,299	3,345,777	3,364,195	3,390,495	40,730,002
Payments														
Cash purchases														0
Production Expenses	1,585,000													1,585,000
Salaries and wages	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	2,600,000
Employee benefits	44,000	44,000	44,000	44,000	44,000	44,000	44,000	44,000	44,000	44,000	44,000	44,000	44,000	572,000
Payroll taxes	7,692	7,692	7,692	7,692	7,692	7,692	7,692	7,692	7,692	7,692	7,692	7,692	7,692	99,996
Rent	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	10,483	136,279
Utilities	7,200	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	36,000
Repairs and maintenance	400	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	12,400
Insurance	800	800	800	800	800	800	800	800	800	800	800	800	800	10,400
Travel	400	700	700	700	700	700	700	700	700	700	700	700	700	8,800
Telephone	900	900	900	900	900	900	900	900	900	900	900	900	900	11,700
Postage														0
Office supplies	2,500	400	400	400	400	400	400	400	400	400	400	400	400	7,300
Advertising	20,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	140,000
Marketing/promotion	25,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	145,000
Professional fees	6,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	30,000
Training and development														0
Bank charges		75	75	75	75	75	75	75	75	75	75	75	75	900
Miscellaneous	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	26,000
Owner's drawings		33,333	33,333	33,333	33,333	33,333	33,333	33,333	33,333	33,333	33,333	33,333	33,333	399,996
Loan repayments														0
Tax payments														0
Capital purchases														0
Building, Leasing, Construction														0
Total Payments	1,912,375	325,783	325,783	325,783	325,783	325,783	325,783	325,783	325,783	325,783	325,783	325,783	325,783	5,821,771
Cash flow Surplus/ Deficit(-)	(1,775,175)	4,038,517	2,793,717	2,919,789	2,920,895	2,945,917	2,957,483	2,984,515	2,993,939	3,005,516	3,019,994	3,038,412	3,064,712	34,908,231
Opening Cash Balance	1,137,200	(637,975)	3,400,542	6,194,259	9,114,048	12,034,943	14,980,860	17,938,343	20,922,858	23,916,797	26,922,313	29,942,307	32,980,719	
Closing Cash Balance	(637,975)	3,400,542	6,194,259	9,114,048	12,034,943	14,980,860	17,938,343	20,922,858	23,916,797	26,922,313	29,942,307	32,980,719	36,045,431	

Long Term Road

The AME team wants to build the biggest audience enable to place on traditional cable TV platforms. The goal is to eventually have subscription carrier agreements with traditional cable companies. AME plans on developing more content and features of the channel throughout the successive years of the channel once in operation.